Exhibit 99.1

INDEPENDENT BANK CORP. AND ROCKLAND TRUST COMPANY
APPOINT MICHAEL P. HOGAN TO BOARD OF DIRECTORS

Rockland, Massachusetts (April 3, 2017) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced the appointment of Michael P. Hogan to its Board of Directors. Rockland Trust also simultaneously appointed Mr. Hogan to its Board of Directors.

Mr. Hogan is the President and Chief Executive Officer of the A.D. Makepeace Company, a privately-owned company based in Wareham, Massachusetts. A.D. Makepeace Company is the world's largest cranberry grower, is the largest private property owner in eastern Massachusetts, and is also a recognized leader in environmentally responsible real estate development and stewardship. Mr. Hogan, who is also a member of the A.D. Makepeace Company board of directors, is responsible for growing the company’s Cranberry Division and serves on the Ocean Spray board of directors. Mr. Hogan also directs all aspects of the company’s real estate development, land stewardship, and other business lines.

Prior to joining A.D. Makepeace Company Mr. Hogan was President of MassDevelopment, the economic development authority for the Commonwealth of Massachusetts, which provides financing and real estate solutions to support companies and nonprofits, increase housing, eliminate blight, and drive economic growth across Massachusetts. While at MassDevelopment, Mr. Hogan served as a cabinet officer for two governors. He currently serves as co-chair of the Commonwealth Housing Task Force, a diverse group of business, civic, and community leaders which, under the auspices of the Boston Foundation, is dedicated to promoting a consensus housing agenda focused on solving Massachusetts pressing housing needs.

Mr. Hogan recently served as chairman of the board of directors of the Massachusetts Business Roundtable, a public policy organization comprised of Chief Executive Officers and Senior Executives from some of the state’s largest employers whose mission is to strengthen the state’s economic vitality. Mr. Hogan also serves on the Executive Board of the Associated Industries of Massachusetts and on the board of directors of the Commercial Real Estate Development Organization known as NAIOP. Mr. Hogan also previously served as mayor in the city of Marlborough, Massachusetts for four years, and is a past president of the Massachusetts Municipal Association.

“We are extremely pleased to welcome Mike to both our holding company and bank Board of Directors,” said Donna L. Abelli, Chair of both the Independent Bank Corp. and Rockland Trust Board. “Mike’s broad range of experience and extensive knowledge of the communities we serve will strengthen our Board and assist with the continued growth of Rockland Trust.”

“I am deeply honored to join the Independent Bank Corp. and Rockland Trust Company Board of Directors,” said Mr. Hogan. “I have long admired Rockland Trust’s relationship-based approach to serving the needs of businesses and their owners.”

Mr. Hogan graduated from St. John’s Seminary College and has also done coursework at Massachusetts Institute of Technology Center for Real Estate.

Mr. Hogan lives in North Easton, Massachusetts with his wife Margaret Dwyer and their children William, Maeve, Grace, and Elizabeth. Mr. Hogan is 56 years old. Independent appointed Mr. Hogan as a Class II Director, with a term expiring at Independent’s 2019 Annual Shareholder Meeting.

About Independent Bank Corp.
Independent Bank Corp. has approximately $7.7 billion in assets. Independent is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the internet. Rockland Trust is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.

Investor and Media Contacts

Investor:                    Media:
Robert D. Cozzone                Ellen Molle
Chief Financial Officer            (617) 922-5952
(781) 982-6723 ellen.molle@rocklandtrust.com
Robert.Cozzone@rocklandtrust.com